UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2026 (December 31, 2025)
M-tron Industries, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41391	46-0457994
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL	32804
(Address of Principal Executive Offices)	(Zip Code)

(407) 298-2000
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	MPTI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On December 31, 2025, M-tron Industries, Inc. (the "Company") entered into an amended and restated credit agreement (the "Credit Agreement") with Fifth Third Bank, National Association (the "Bank"), pursuant to which the Company and Piezo Technology, Inc. ("Piezo," together with the Company, the "Borrower"), as borrowers, have obtained a revolving credit facility (the "Revolving Facility") in the aggregate principal amount of $10 million and a delayed draw term loan in the aggregate principal amount of $10 million (the "Delayed Draw Term Loan Facility," and together with the Revolving Facility, the "Facility"). The proceeds of the Revolving Facility are to be used for working capital, general corporate and certain other permitted purposes, and the proceeds of the Delayed Draw Term Loan Facility are to be used for acquisitions. The Facility is guaranteed by M-tron Asia, LLC and is secured by a first priority lien in favor of the Bank on substantially all of the personal property owned by the Borrower. The term of the Revolving Facility is 36 months, maturing on December 31, 2028. Advances on the Delayed Draw Term Loan Facility are available for 36 months, with the commitments terminating on December 31, 2028. Each delayed draw term loan shall mature 36 months after the date such term loan is advanced.

Each advance under the Facility will bear interest on the outstanding principal amount thereof from the date when made at an interest rate of SOFR plus an applicable margin, with a SOFR floor of 0.00%. The applicable margin is determined pursuant to a pricing grid, which varies from 2.00% to 3.00%. The applicable margin may change quarterly based on the leverage ratio at such time. The leverage ratio is determined with respect to the Borrower on a consolidated basis for an applicable quarterly period by dividing (i) the aggregate principal amount of various forms of borrowed indebtedness as of the last day of a determination period net of unrestricted cash in an aggregate amount not to exceed $250,000 by (ii) EBITDA (earnings before interest expense, taxes, depreciation and amortization) for such period. Interest is paid in arrears monthly, with the principal due at maturity. Each delayed draw term loan advance additionally requires quarterly amortization payments of 1.500% per quarter for the initial four quarters and 1.875% per quarter thereafter.

Under the terms of the Credit Agreement, the Borrower will pay to the Bank an unused facility fee on the average daily unused balance of the Facility at a rate per annum determined pursuant to a pricing grid, which varies from 0.20% to 0.30% and may change quarterly based on the leverage ratio at such time. The Credit Agreement contains customary representations, warranties and affirmative and negative covenants, as well as events of default customary for facilities of this type.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of December 31, 2025, by and among M-tron Industries, Inc., Piezo Technology, Inc., and Fifth Third Bank, National Association.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M-TRON INDUSTRIES, INC.
(Registrant)

Date: January 7, 2026	By:	/s/ Cameron Pforr
		Name:	Cameron Pforr
		Title:	Chief Executive Officer